Dated December 14, 2010

Between

Wafergen Bio-Systems Inc

and

Malaysian Technology Development Corporation Sdn Bhd

and

Wafergen Biosystems (M) Sdn Bhd

Share Subscription
Agreement
Proposed subscription of shares in Wafergen
Biosystems (M) Sdn Bhd

Series C Share Subscription Agreement |

Contents

Recitals		1

1	Definitions and Interpretations	2
	1.1 Definitions	2
	1.2 Interpretation	4

2.	Conditions	4
	2.1 Conditions Precedent	4
	2.2 Non-fulfillment	5

3.	Share Capital	5
	3.1 Subscription for Preference Shares	5

4.	Subscription Completion Date	5

4A.	Utilisation of Funds	6

5.	Undertakings, Warranties and Representations by the Parties	6

6	Put Options	7
	6.1 Investor’s Put Right for shares in the Existing Shareholder	7
	6.2 Investor’s Put Option for Series C RCPS	7

7.	Previous Agreements and Prevalence of Agreement	8

8.	Remedy on an Event of Default	8

9.	Confidentiality	9

10.	Further Assurance	9

11.	Remedies	9

12.	Waiver and Variation	9
	12.1 Rights not affected	9
	12.2 Cumulative rights and remedies	9
	12.3 Variation	10

13.	Severability	10

14.	Continuing Effect	10

15.	Time	10

16.	Legal Relationship	10

17.	Costs and Expenses	10

18.	Assignment; Successors	10
	18.1 Assignment	10
	18.2 Successors and assigns	10

19.	Notices	11

20.	Entire agreement	12

21.	Counterparts	12

22.	Governing Law and Jurisdiction	12

SCHEDULE 1		13

	1. Subscription Price and par value	13
	2. Premium	13
	3. Dividend Provision	13

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4. Liquidation Preference	13
5. Conversion	13
6. [Deleted]	14
7. Redemption Rights	14
8. Voting Rights	14
9. Protective Provisions	14
10. No Variation	15

SCHEDULE 2	16
1. Representations and Warranties by the Investor	16
2. Representations and Warranties by the Existing Shareholder and the Company	16

SCHEDULE 3	18

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This Agreement is made on  December 14, 2010 between:

(1)	Wafergen Bio-Systems, Inc (WGBS.OB), a Nevada USA incorporated company with a registered address and place of business at 7400 Paseo Padre Parkway, Fremont, CA 94555, USA (“Existing Shareholder”);

and

(2)
Malaysian Technology Development Corporation Sdn Bhd (Company No 235796-U), a company incorporated in Malaysia with a registered address at Level 8, Menara Yayasan Tun Razak, Jalan Bukit Bintang, 55100 Kuala Lumpur (“MTDC” or “Investor”);

and

(3)
Wafergen Biosystems (M) Sdn Bhd  (Company No 795066-H), a company incorporated in Malaysia with a registered address at Suite 2-1, 2nd Floor, Menara Penang Garden, 42A, Jalan Sultan Ahmad Shah, 10050 Penang (“Company”).

Recitals

(A)
The Company is a private company limited by shares incorporated under the laws of Malaysia and has at the date of this Agreement an authorised share capital of RM10,000,000 divided into 8,000,000 ordinary shares of RM1.00 each and 200,000,000 redeemable convertible preference shares of RM0.01 each.

(B)
The Existing Shareholder is the legal and beneficial owner of the 300,000 ordinary shares of RM1.00 each in the Company, representing 100% of the issued and paid-up ordinary share capital of the Company.

(C)
The Existing Shareholder, the Company and MTDC have entered into a Share Subscription and Shareholders’ Agreement dated 8 May 2008 (“SSSA”) where MTDC agreed to subscribe for 888,888 Series A Redeemable Convertible Preference Shares (“Series A RCPS”) in the Company, pursuant to the terms and conditions in the SSSA. MTDC is, as at the date of this Agreement, the legal and beneficial owner of 888,888 Series A RCPS in the Company.

(D)
The Existing Shareholder, the Company, Prima Mahawangsa Sdn Bhd (“PMSB”) and Expedient Equity Ventures Sdn Bhd (“EEV”) have entered into a Share Subscription Agreement (“Subscription Agreement”) and Deed of Adherence (“DA”) both dated 3 April 2009 where PMSB agreed to subscribe for 444,444 Series B Redeemable Convertible Preference Shares (“Series B RCPS”) in the Company and EEV agreed to subscribe for 222,222 Series B RCPS, pursuant to the terms and conditions in the Subscription Agreement and DA.

(E)
The Existing Shareholder, the Company and Kumpulan Modal Perdana Sdn Bhd (“KMP”) have entered into a Share Subscription Agreement and Deed of Adherence both dated 1 July 2009 where KMP agreed to subscribe for 188,057 Series B RCPS pursuant to the terms and conditions in the Share Subscription Agreement and Deed of Adherence both dated 1 July 2009.

(F)
Pursuant to certain put agreements entered into with the Existing Shareholder, EEV and KMP have exercised their right to exchange the Series B RCPS held by them for shares in the Existing Shareholder and as at the date of this Agreement, the Series B RCPS shareholding in the Company is as follows:

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Series C Share Subscription Agreement |

PMSB	444,444
Existing Shareholder	410,279

(G)	The Existing Shareholder and the Company intend to raise a further USD 7,500,000 in multiple tranches.

(H)
The Existing Shareholder and the Company have invited MTDC, PMSB, EEV and KMP to participate in the subscription of the Series C Redeemable Convertible Preference Shares (“Series C RCPS”). PMSB, EEV and KMP have declined to subscribe for the Series C RCPS whereas MTDC has agreed to subscribe for the Series C RCPS upon the terms and subject to the conditions set out in this Agreement.

(I)	The Existing Shareholder, the Company, MTDC and PMSB have entered into an amended and restated shareholders agreement simultaneously with this Agreement in place of the SSSA which will be terminated.

It is agreed as follows:

1	Definitions and Interpretations

1.1	Definitions

In this Agreement, unless the context otherwise requires:

Act	means the Companies Act 1965;

Articles	means the articles of association of the Company;

Board	means the board of directors of the Company;

Conversion Shares
means the Shares resulting from the conversion of the RCPS, such Conversion Shares to rank pari passu in all respects with all other then existing Shares, and “Conversion Share” means one of the Conversion Shares;

Encumbrance
means any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention, right of first refusal, pre-emption right, option, preferential right or trust arrangement or other security arrangement or agreement  conferring a right to a priority of payment;

Initial Closing	means completion of the subscription by MTDC of the relevant Tranche A Shares in accordance with Clauses 3 and 4 within fourteen (14) days from the date of this Agreement;

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Initial Closing Date	means fourteen (14) days from the date of this Agreement or such later date as MTDC, the Existing Shareholder and the Company may mutually agree on;

Initial Subscription Price
means the Ringgit Malaysia equivalent to USD1.5462 calculated at the prevailing exchange rate on the date payment of the Initial Subscription Price is effected, payable by MTDC for each Series C RCPS under this Agreement, out of which RM0.01 is to be paid towards the par value of each Series C RCPS and the difference between the Initial Subscription Price and the par value of RM0.01 (constituting the subscription premium) is to be credited to the share premium account of the Company;

Parties	means the Existing Shareholder, MTDC and the Company, and “Party” refers to any one (1) of them;

RCPS	means the Series A RCPS and/or the Series B RCPS and/or Series C RCPS;

Series C RCPS	means Series C Redeemable Convertible Preference Shares of the Company with principal terms as set out in Schedule 1 of this Agreement;

Shares	means ordinary shares of RM1.00 each in the share capital of the Company, and “Share” refers to any one (1) of them;

Subscription Notice	means the subscription notice to be issued by the Company to MTDC from time to time in accordance with this Agreement in the form as annexed herewith in Schedule 3;

Subsequent Closing	means completion of the subscription by MTDC of the relevant Tranche B Shares in accordance with Clauses 3 and 4 within thirty six (36) months from the Initial Closing Date;

Subsequent Closing Date	means within thirty six (36) months from the Initial Closing Date;

Subsequent Subscription Price
means the Ringgit Malaysia equivalent to USD2.3193 calculated at the prevailing exchange rate on the date payment of the Subsequent Subscription Price is effected, payable by MTDC for each Series C RCPS under this Agreement, out of which RM0.01 is to be paid towards the par value of each Series C RCPS and the difference between the Subsequent Subscription Price and the par value of RM0.01 (constituting the subscription premium) is to be credited to the share premium account of the Company;

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Series C Share Subscription Agreement |

Tranche A Shares	means 3,233,734 new Series C RCPS of RM0.01 each in the Company to be issued at the Initial Subscription Price;

Tranche B Shares	means 1,077,911 new Series C RCPS of RM0.01 each in the Company to be issued at the Subsequent Subscription Price;

USD	means United States Dollar, the lawful currency of the United States of America; and

Warranties	means the representations and warranties made by the Investor, the Existing Shareholder and the Company, as set out in Schedule 2.

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

(a)	headings and underlining are for convenience only and do not affect the interpretation of this Agreement;

(b)	words importing the singular include the plural and vice versa;

(c)	words importing a gender include any gender;

(d)
an expression importing a natural person includes any corporation or other body corporate, partnership, association, governmental agency, two or more persons having a joint or common interest, or any other legal or commercial entity or undertaking;

(e)	a reference to a party to a document includes that party's successors and permitted assigns;

(f)	any part of speech or grammatical form of a word or phrase defined in this Agreement has a corresponding meaning; and

(g)	a warranty, representation, covenant or agreement on the part of two or more persons binds them jointly and severally.

2.	Conditions

2.1	Conditions Precedent

2.1.1
The subscription for the Series C RCPS by MTDC is subject to, and conditional upon, the fulfilment of the following conditions precedent within 14 days from the date of this Agreement (subject to extension by agreement of MTDC, the Existing Shareholder and the Company):

(a)	amendments to the Articles as are necessary to reflect in full the terms of this Agreement and the new shareholders agreement referred to in Recital (I); and

(b)	execution of the new shareholders agreement referred to in Recital (I).

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2.2	Non-fulfillment

2.2.1	If the conditions precedent in Sub-clauses 2.1.1 are not fulfilled within 14 days from the date of this Agreement (or such later date as the relevant Parties may mutually agree on):

(a)	this Agreement shall automatically cease and terminate;

(b)	all obligations and liabilities of the Parties under this Agreement shall cease to have effect; and

(c)	none of the Parties shall have any claim against any other party in relation to this Agreement,

but notwithstanding anything to the contrary in this Clause, a party shall be liable for any antecedent breach of this Agreement and continue to be liable in relation to Clause 9.

3.	Share Capital

3.1	Subscription for Preference Shares

3.1.1
Subject to the terms and conditions of this Agreement, MTDC shall subscribe in cash for Tranche A Shares and the Company will allot and issue Tranche A Shares to MTDC, free from any Encumbrance at Initial Closing.

3.1.2
Subject to the terms and conditions of this Agreement, MTDC shall have the option to subscribe for Tranche B Shares prior to the Subsequent Closing Date and the Company will allot and issue Tranche B Shares to MTDC, free from any Encumbrance at Subsequent Closing.

The principal terms of the Series C RCPS are set out in Schedule 1.

3.1.3
In respect of each subscription for Series C RCPS under this Agreement, the Company will issue a Subscription Notice to MTDC. The Subscription Notice will specify the number of Series C RCPS to be subscribed by MTDC under Tranche A at the Initial Closing, and Tranche B at the Subsequent Closing, and the Initial Subscription Price and Subsequent Subscription Price respectively.

3.1.4
The Existing Shareholder irrevocably confirms its waiver of all rights of pre-emption whatsoever that it may have in connection with the issue and conversion of the Series C RCPS to MTDC pursuant to the terms of this Agreement.

4.	Subscription Completion Date

4.1
Subject to fulfilment or waiver of all conditions precedent in Clause 2.1.1, the completion of each allotment and issue of the Series C RCPS to MTDC pursuant to this Agreement shall take place at the registered office of the Company as follows:

(a)	Tranche A Shares at the Initial Closing; and

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Series C Share Subscription Agreement |

(b)	Tranche B Shares at the Subsequent Closing;

or such other date and time as may be mutually agreed by the Company and MTDC in writing.

4.2
The Investor shall cause or procure a cheque, bank draft or cashier’s order in favour of the Company to be deposited, or a telegraphic or electronic transfer made, to the bank account of the Company held with HSBC Bank Berhad for the total subscription monies payable for the number of Series C RCPS to be subscribed (as set out in the relevant Subscription Notice), in exchange for the delivery by the Company of the following:

(a)
at the Initial Closing, the share certificates in respect of the Series C RCPS, a certified extract of the shareholders’ resolution of the Company approving the subscription of the Tranche A Shares by MTDC at the Initial Closing (including amendment of the Articles of Association of the Company where required), pursuant to the terms and subject to the conditions of this Agreement;

(b)
at the Subsequent Closing, the share certificates in respect of the Series C RCPS, a certified extract of the shareholders’ resolution of the Company approving the subscription of the Tranche B Shares at the Subsequent Closing, pursuant to the terms and subject to the conditions of this Agreement; and

(c)
a certified extract of the resolution of the Board confirming the allotment and issue of the relevant number of the Series C RCPS to be subscribed by the Investor at both the Initial Closing and Subsequent Closing and pursuant to the relevant Subscription Notice.

4A.	Utilisation of Funds

4A.1
The Parties agree that investment amounts raised through the issuance of the Series C RCPS will be utilised for the working capital requirements of the Company and/or loaned to the Existing Shareholder for its working capital requirements, as determined by the Existing Shareholder.

5.	Undertakings, Warranties and Representations by the Parties

5.1
Subject to any exceptions expressly and specifically disclosed in any correspondence, communication, document or information in writing prior to or after the execution of this Agreement and prior to the completion of the subscription of the Series C RCPS, the Parties warrant to each other that the information and statements set out in the Warranties are true, accurate and correct in all respects at the date of this Agreement. To this effect, the Warranties will be deemed to be repeated during this period as if they had been entered into afresh during the said period in relation to the facts and circumstances then existing.

5.2	The Parties acknowledge and agree that each of them entered into this Agreement in reliance on the Warranties.

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Series C Share Subscription Agreement |

5.3	Each of the Warranties is separate and is to be construed independently of the others and is not limited by reference to any of the other Warranties.

Save as disclosed to the Investor in any correspondence, communication, document or information in writing prior to or after the execution of this Agreement and prior to the completion of this Agreement, no information relating to the Series C RCPS or the Company will limit the nature of the Warranties given by the Company under this Agreement, or will prejudice any claim to be made by the Investor against the Company for any breach of the Warranties.

5.4
Each Party will indemnify and will keep the other Parties indemnified against all losses, damages, costs and expenses which the other Parties may incur or be liable for in respect of any claim, demand, liability, action, proceedings or suits arising out of or in connection with:

(a)	a breach of a Warranty;

(b)	any Warranty not being true and correct in all respects; or

(c)	any Warranty being misleading in any respect,

save and except where any of the matters set out in Clauses 5.1 to 5.3 shall have been apparent in any correspondence, communication, document or information in writing and disclosed or provided to the Investor prior to or after the execution of this Agreement and prior to the completion of this Agreement.

6	Put Options

6.1	Investor’s Put Right for shares in the Existing Shareholder

The Existing Shareholder will grant to the Investor an option to exchange all the Series C RCPS held by the Investor for shares in the Existing Shareholder upon the terms and conditions of the Put Agreement to be entered into between the Existing Shareholder and the Investor.

6.2	Investor’s Put Option for Series C RCPS

If the Investor is prohibited under US Federal or State Law from exchanging the Series C RCPS it holds for shares in the Existing Shareholder on the selected exchange date (“Exchange Date”) in accordance with the Put Agreement referred to in Clause 6.1, the Investor shall have the option to require the Existing Shareholder to purchase all (but not less than all) of the Series C RCPS held by the Investor, upon thirty (30) days’ notice in writing to the Existing Shareholder. The price payable for each Series C RCPS shall be at a price equal to the lower of:

(i)	USD2.25; or

(ii)	the closing share price of the Existing Shareholder on the over-the-counter bulletin board or relevant stock exchange (as the case may be) on the Exchange Date.

The option shall be exercisable for as long as MTDC is the holder of Series C RCPS in the Company and any time after the Initial Closing or Subsequent Closing (where relevant) and subject to and in accordance with the Put Agreement.

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Series C Share Subscription Agreement |

7.	Previous Agreements and Prevalence of Agreement

7.1
This Agreement and the documents referred to in its provisions are in substitution for all previous agreements between all or any of the Parties and contain the whole agreement between the Parties relating to the subject matter of this Agreement.

8.	Remedy on an Event of Default

8.1	Each of the following will be regarded as an Event of Default:

(a)
either of the Parties committing a breach of its obligations under this Agreement and, in the case of a breach capable of remedy, failing to remedy the same within twenty one (21) days of being specifically required in writing so to do by the other Party; or

(b)	any distress, execution, sequestration or other process being levied or enforced upon or sued out against the property of any of the Parties which is not discharged within ten (10) days; or

(c)	any encumbrancer taking possession of or a receiver or trustee being appointed over the whole or any part of the undertaking, property or assets of any of the Parties; or

(d)
the making of an order or the passing of a resolution for the winding up of any of the Parties, otherwise than for the purpose of a reconstruction or amalgamation without insolvency or previously approved by the other Parties (such approval not to be unreasonably withheld).

8.2	In the event of an Event of Default taking place prior to the Initial Closing,

(a)	where the Company or the Existing Shareholder is the defaulting Party, MTDC shall be entitled to terminate this Agreement;

(b)	where MTDC is the defaulting Party, the Company and the Existing Shareholder shall be entitled to terminate this Agreement as against MTDC,

without prejudice to any rights or remedies the non-defaulting Parties may have against the defaulting Party for any antecedent breach.

8.3
Notwithstanding any provision in this Agreement to the contrary, this Agreement shall remain in full force and effect for so long as shall be necessary to fulfil and give effect to the arrangements and undertakings contained in this Agreement.

8.4
Termination of this Agreement for any cause in accordance with the provisions of this Agreement shall not release any Party from any liability which at the time of termination has already accrued to the other or which thereafter may accrue in respect of any act or omission prior to such termination or which has accrued in consequence of this clause.

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Series C Share Subscription Agreement |

9.	Confidentiality

Parties shall:

(a)	ensure the confidentiality of this Agreement and the transactions contemplated in this Agreement;

(b)	not disclose any provision of this Agreement except:

(i)	where required by law or any relevant governmental regulatory body or competent authority;

(ii)	to any financier or professional adviser acting for the party; or

(iii)	the information is public knowledge otherwise than as a consequence of breach of this Clause.

All public announcements where references are made to the Investor or companies related to the Investor shall only be made with the prior written consent of the Investor (which shall not be unreasonably withheld), irrespective of the jurisdiction in which the announcement is made.

This restriction continues to apply after the expiration or sooner termination of this Agreement without limit in point of time but ceases to apply to information or knowledge which may properly come into the public domain through no fault of the Party so restricted.

10.	Further Assurance

Each party shall execute and do all such documents and things as are necessary to carry this Agreement into effect or to give full effect to this Agreement.

11.	Remedies

If a Party does not comply with its obligations under this Agreement, the other Party is entitled to the remedy of specific performance and injunctive relief (as may be applicable), and monetary compensation by itself is not an adequate remedy.

12.	Waiver and Variation

12.1	Rights not affected

The rights which each Party has under this Agreement shall not be prejudiced or restricted by any delay in exercising or failure to exercise any right or remedy under this Agreement.  Unless otherwise agreed in writing, no waiver by any party in respect of a breach shall operate as a waiver in respect of any subsequent breach.

12.2	Cumulative rights and remedies

The rights and remedies provided in this Agreement are in addition to, and do not exclude or limit, any rights or remedies provided by law or equity.

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Series C Share Subscription Agreement |

12.3	Variation

This Agreement shall not be varied unless the variation is expressly agreed in writing by each Party.

13.	Severability

If any provision of this Agreement is void or unenforceable, it shall be regarded as deleted from this Agreement, and the remaining provisions shall continue to apply.

14.	Continuing Effect

Notwithstanding the completion of the transaction contemplated in this Agreement, the provisions of this Agreement shall continue to survive or subsist so long as may be necessary for the purpose of giving effect to each of them.

15.	Time

Time wherever mentioned in this Agreement shall be of the essence of this Agreement.

16.	Legal Relationship

Nothing in this Agreement shall create, or be regarded as creating, a partnership or the relationship of employer and employee between the Parties. None of the Parties shall have any authority to bind the other in any way.

The Parties are all separate legal entities and as such no third parties shall have any claim or recourse against the Company for the liabilities and obligations of the Existing Shareholder to the abovementioned third parties.

17.	Costs and Expenses

The Parties shall be liable for their own respective costs incurred, as follows:

(a)           fees for the solicitors’, company secretary, tax advisers and accountants; and

(b)           notarisation and the commercial register.

18.	Assignment; Successors

18.1	Assignment

Parties may not assign or otherwise deal with its respective rights or benefits under this Agreement without the prior written consent of the other Parties.

18.2	Successors and assigns

This Agreement shall be binding upon the parties and their respective successors, permitted assigns and personal representatives.

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19.	Notices

Without affecting any other effective mode of service, any notice given under this Agreement:

(a)	must be in writing and may be delivered personally or sent by registered post to the intended recipient at the address shown below or the address last notified by the intended recipient to the sender:

For the Investor:
Malaysian Technology Development Corporation Sdn Bhd
Level 8, Menara Yayasan Tun Razak,
Jalan Bukit Bintang,
55100 Kuala Lumpur
Attn: Norhalim Bin Yunus, Chief Executive Officer
Tel: 03-2172 6000
Fax: 03-2163 7542

For the Existing Shareholder:
Wafergen Bio-Systems Inc
7400 Paseo Padre Parkway
Fremont, CA 94555, USA
Attn: Alnoor Shivji
Tel: +1 (510) 468-0546
Fax: +1 (510) 651-4599

For the Company:
Wafergen Biosystems (M) Sdn Bhd
Suite B.3(2), Ground Floor
KHTP Business Centre
KHTP, 09000 Kulim
Kedah Darul Aman, Malaysia
Tel: +6019 312 4751
Fax: +604 402 3305
Attn: Nazri Said

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(b)	must be signed; and

(c)	will be taken to be duly given or made:

(i)	(in the case of delivery in person) when delivered, received or left at the above address; and

(ii)
(in the case of delivery by registered post) 48 hours after posting, and in proving service it shall only be necessary to prove that the communication was contained in an envelope which was duly addressed and posted in accordance with this Clause, but if delivery, receipt or service occurs, or will be taken to occur, on a day on which business is not generally carried on in the place to which the communication is sent or is later than 4 p.m. (local time) it will be taken to have been duly given or made at the commencement of business on the next day on which business is generally carried on in the place.

20.	Entire agreement

This Agreement is the entire agreement between the Parties in respect of its subject matter and supersedes all previous agreements with respect to its subject matter.

21.	Counterparts

This Agreement may be executed in any number of counterparts, and all counterparts taken together constitute one and the same instrument.

22.	Governing Law and Jurisdiction

This Agreement is governed by the laws of Malaysia, and each party submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in Malaysia.

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Series C Share Subscription Agreement |

SCHEDULE 1

Principal Terms of the Series C RCPS

1.	Subscription Price and par value

The subscription price for each Series C RCPS at the Initial Closing shall be Ringgit Malaysia equivalent to USD1.5462 calculated at the prevailing exchange rate on the date of payment of the Initial Subscription Price is effected. The subscription price for each Series C RCPS at the Subsequent Closing shall be Ringgit Malaysia equivalent to USD2.3193 calculated at the prevailing exchange rate on the date of payment of the Subsequent Subscription Price is effected. Each Series C RCPS shall have a par value of RM0.01.

2.	Premium

Each Series C RCPS shall be issued at a premium being the difference between the Initial Subscription Price or Subsequent Subscription Price (as the case may be) and the par value of RM0.01.

3.	Dividend Provision

There is no specific dividend rate attached to the Series C RCPS and the Company is not obliged to declare and pay any dividend while the Investor is holding the Series C RCPS.

4.	Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series C RCPS will be entitled to receive only in preference to the holders of Shares, and not the Series A RCPS and Series B RCPS (which rank pari passu for the purposes of this provision), the relevant Initial Subscription Price and Subsequent Subscription Price (as the case may be) paid for the Series C RCPS plus all accrued but unpaid dividends and dividends in arrears, if any.

5.	Conversion

Each holder of the Series C RCPS will have the right, at the option of the holder at any time, to convert all or part of the Series C RCPS into such number of Shares at a conversion ratio of one hundred-to-one (100 Series C RCPS : 1 Share).

The conversion is to be effected by way of consolidating the par value of every one hundred Series C RCPS of RM0.01 each, into the total par value of RM1.00 of each Share.

To effect the above conversion, a conversion notice shall be sent by the holder(s) of the Series C RCPS to the Company not less than thirty (30) days before the intended date of conversion.  Such notice shall be in writing and shall fix the date and the time for the conversion.

The Company may from time to time consult with, and make proposals to, the holder(s) of Series C RCPS in relation to the exercise of the holder(s)’ entitlement to convert the Series C RCPS.

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Completion of the conversion of the Series C RCPS into Conversion Shares shall be effected at the registered office of the Company unless agreed otherwise by the holder(s) of the Series C RCPS and the Company.  On the date fixed for conversion, the holder(s) of the Series C RCPS shall deliver to the Company the share certificate(s) for the relevant Series C RCPS in exchange for share certificates in relation to the relevant amount of Conversion Shares resulting from the conversion of those Series C RCPS.  If any share certificate so delivered to the Company relates to any Series C RCPS which are not to be converted on that day, a fresh share certificate for those Series C RCPS shall be immediately issued by the Company to such holder(s).

6.	[Deleted]

7.	Redemption Rights

7.1
The Company may redeem any or all Series C RCPS registered in the name of the holder of the Series C RCPS at any time if the Company is prohibited from granting a loan to the Existing Shareholder using the proceeds from the issuance of the Series C RCPS due to legal or regulatory restrictions in Malaysia, by giving a Notice of Redemption. The Series C RCPS will be redeemable from funds legally available for distribution at the redemption price (“Redemption Price”) which comprises a par value of RM0.01 with redemption premium equivalent to the difference between (i) the aggregate of the Initial Subscription Price or Subsequent Subscription Price (as the case may be) and such price multiplied at the rate of 5% per annum prorated by day, up to the date of the redemption based on a 365-days year (and without any compounding or addition to the principal Initial Subscription Price or Subsequent Subscription Price (as the case may be)) and (ii) the par value of RM0.01 per Series C RCPS plus all accrued but unpaid dividends and dividends in arrears, if any.

7.2
All redemption of the Series C RCPS shall be effected at the registered office of the Company unless agreed otherwise by the holder(s) of the Series C RCPS and the Company.  On the date fixed for redemption, the holder(s) of the Series C RCPS shall deliver to the Company the share certificate(s) for the relevant Series C RCPS in exchange for payment in cash (by way of bank draft or any other manner acceptable to the holder(s)) by the Company of the aggregate Redemption Price for the time being payable for those Series C RCPS.  If any share certificate so delivered to the Company relates to any Series C RCPS which are not to be redeemed on that day, a fresh share certificate for those Series C RCPS shall be issued by the Company to such holder(s).

No Series C RCPS redeemed by the Company shall be capable of reissue.

8.	Voting Rights

The holder of the Series C RCCPS will be entitled to the voting rights as referred to in Section 148(2) of the Act.

9.	Protective Provisions

Without the approval of the holder of the Series C RCPS, the Company will not take any action, whether by merger, consolidation or otherwise, that:

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(a)	effects a sale, lease, license or other disposition of all or substantially all of the Company’s assets, property or business or undertakings in excess of RM250,000.00,

(b)
effects or enters into any agreement regarding any transaction, or series of transactions, which results in the holders of the Series C RCPS prior to the transaction owning less than 50% of the voting power of the Company’s Series C RCPS after the transaction(s),

(c)	alters or changes the rights, preferences or privileges of the Series C RCPS,

(d)	increases or decreases the number of authorized Series C RCPS,

(e)	authorises the issuance of securities having a preference over or on a parity with the Series C RCPS,

(f)	changes the number of directors,

(g)	amends, modifies or repeals the Memorandum of Association and/or Articles of the Company in a manner which adversely affects the holders of the Series C RCPS,

(h)
effects any recapitalization or reorganization, or any voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or any dissolution, liquidation, or winding up of the Company,

(i)	declares or pays dividends on or makes any distributions with respect to any share capital of the Company.

For purposes of these protective provisions, any reference to the Company will be deemed to include any subsidiary of the Company.

10.	No Variation

The rights attached to the Series C RCPS shall not be varied, modified or deleted unless in accordance with paragraph 9 above.

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Series C Share Subscription Agreement |

SCHEDULE 2

Representations and Warranties

1.	Representations and Warranties by the Investor

The Investor warrants to the Company and the Existing Shareholder as follows.

1.1	Capacity and Authority

The Investor is duly incorporated and validly exists under the laws of Malaysia and has the power to own its assets and carry on its business as now being conducted.

1.2	Power to execute this Agreement

(a)
The Investor has the right, power and authority, and has taken or will take all action necessary, to validly execute, deliver and exercise its rights, and perform their obligations under this Agreement;

(b)
Other than those set out in this Agreement, no other consent, approval, authorization or other order of any court, regulatory body, administrative agency or other order of any other governmental body is required for the execution and delivery by the Investor of this Agreement or the performance by the Investor of the transactions contemplated under this Agreement;

(c)	This Agreement is a valid and binding obligation of the Investor and is enforceable against the Investor in accordance with its terms;

(d)
The execution, delivery and performance of this Agreement will not violate any judgment, order or decree to which the Investor is subject and will not be inconsistent with any constitutional documents or contracts to which the Investor id a party to or otherwise binding on the Investor; and

(e)
There is no action, proceeding, claim or investigation pending against the Investor before any court or administrative authority, which, if determined against the Investor, may reasonably be expected to have a material adverse effect on the Investor’s ability to perform the obligations hereunder.

2.	Representations and Warranties by the Existing Shareholder and the Company

The Existing Shareholder and the Company warrant to the Investor as follows.

2.1	Capacity and Authority

The Company is duly incorporated and validly exists under the laws of Malaysia and has the power to own its assets and carry on the Business.

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Series C Share Subscription Agreement |

2.2	Power to execute this Agreement

(a)
The Existing Shareholder and Company have the right, power and authority, and have taken or will take all action necessary, to validly execute, deliver and exercise their rights, and perform their obligations under this Agreement;

(b)
Other than those set out in this Agreement, no other consent, approval, authorization or other order of any court, regulatory body, administrative agency or other order of any other governmental body is required for the execution and delivery by the Existing Shareholder and the Company of this Agreement or the performance by the Existing Shareholder and the Company of the transactions contemplated under this Agreement;

(c)
This Agreement is a valid and binding obligation of the Existing Shareholder and the Company and after fulfillment of the conditions precedent is enforceable against the Existing Shareholder and the Company in accordance with its terms;

(d)
The execution, delivery and performance of this Agreement will not violate any judgment, order or decree to which the Existing Shareholder and the Company is subject and save as otherwise disclosed, will not be inconsistent with any constitutional documents or contracts to which the Existing Shareholder and/or the Company is a party to or otherwise binding on the Existing Shareholder and/or the Company; and

(e)
There is no action, proceeding, claim or investigation pending against the Existing Shareholder and/or the Company before any court or administrative authority, which, if determined against the Existing Shareholder and/or the Company, may reasonably be expected to have a material adverse effect on the Existing Shareholder and the Company’s ability to perform the obligations hereunder.

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Series C Share Subscription Agreement |

SCHEDULE 3

Subscription Notice

From:                  Wafergen Biosystems (M) Sdn Bhd

To:                      Malaysian Technology Development Corporation Sdn Bhd

SHARE SUBSCRIPTION AGREEMENT DATED ** (“Subscription Agreement”)

We refer to the Subscription Agreement made between yourselves, the Existing Shareholder, and us. Terms defined in the Subscription Agreement have the same meanings when used in this notice.

We hereby give you notice, in accordance with the terms and conditions of the Subscription Agreement, of your required subscription for [3,233,734/1,077,911]* of the Series C RCPS at a total Subscription Price of [USD 5,000,000/USD 2,500,000]* (equivalent to RM ** based on the exchange rate as at **), such subscription to be completed on [date] at [time], being the [Initial Closing/Subsequent Closing]*.

Dated:

Yours faithfully
For and on behalf of
Wafergen Biosystems (M) Sdn Bhd

By:

Name:

Title:

* (delete whichever is not applicable)

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Series C Share Subscription Agreement |

Execution

Executed as an Agreement.

Signed for and on behalf of WaferGen Bio-systems, Inc (WGBS.OB) in the presence of:

Witness	Signatory
Name:	Name:
NRIC No:	Designation:
NRIC No:

Signed for and on behalf of Wafergen Biosystems (M) Sdn Bhd (Company No 795066-H) in the presence of:

Witness	Signatory
Name:	Name:
NRIC No:	Designation:
NRIC No:

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Series C Share Subscription Agreement |

Signed for and on behalf of Malaysian Technology Development Corporation Sdn Bhd (Company No 235796-U) in the presence of:

Witness	Signatory
Name:	Name:
NRIC No:	Designation:
NRIC No:

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